Exhibit 99.1

News Release
Lockheed Martin Names Michele Evans Executive Vice President, Aeronautics
Orlando Carvalho to Retire

BETHESDA, Md., August 22, 2018 -- Lockheed Martin's board of directors has approved the appointment of Michele Evans, 53, as executive vice president of the Aeronautics business area, succeeding Orlando Carvalho, who intends to retire later this year. Evans’ appointment is effective Oct. 1, 2018.

“I want to thank Orlando for his impressive contributions during his nearly 40 years with the company,” said Marillyn Hewson, Lockheed Martin chairman, president and CEO. “During his outstanding career Orlando has led some of our most important lines of business and programs, helping to grow our company and our leadership position in the industry.”

“Michele has led critical elements of our business, building an impressive record of leadership and strong customer relationships around the globe,” Hewson said. “Her appointment demonstrates the importance of our talent development and succession planning.”

Evans has more than 30 years of experience, and currently serves as deputy executive vice president for the Aeronautics business area. She is responsible for all Aeronautics programs, including F-35, F-22, F-16, C-130 and Advanced Development Programs.

Prior to that, she served as vice president and general manager for Integrated Warfare Systems and Sensors in Lockheed Martin's Rotary and Mission Systems business area. In this role, she oversaw the strategy and execution of the Littoral Combat Ship program, Aegis Combat Systems and sea-based missile defense, as well as a host of other systems. The programs she led in this role supported all branches of the U.S. Armed Forces, and more than 40 countries. She also was vice president of Modernization and Sustainment, where she was responsible for the A-10 weapons system, and avionics programs on the C-130 and F-35.

About Lockheed Martin
Headquartered in Bethesda, Maryland, Lockheed Martin is a global security and aerospace company that employs approximately 100,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services. This year the company received three Edison Awards for ground-breaking innovations in autonomy, satellite technology and directed energy.

For additional information, visit our website: www.lockheedmartin.com.

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